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                      April 6, 2021

       Mary E. Meixelsperger
       Chief Financial Officer
       Valvoline Inc.
       100 Valvoline Way
       Lexington, Kentucky 40509

                                                        Re: Valvoline Inc.
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2020
                                                            Filed November 24,
2020
                                                            File No. 001-37884

       Dear Ms. Meixelsperger:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              Harald Halbhuber, Esq.